Exhibit (a)(1)(v)

Notice of Withdrawal of Tender

Regarding Units in Fidelity Private Credit Company LLC

Tendered Pursuant to the Offer to Purchase

Dated August 28, 2026

The Offer and withdrawal rights will expire on September 28,

2026 and this Notice of Withdrawal must be received by the

Fund’s Transfer Agent by 4:00 p.m.,

Eastern Time, on September 28, 2026, unless the Offer is

extended.

Complete this Notice of Withdrawal and follow the transmittal instructions included herein.

PLEASE CONTACT FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY LLC, THE FUND’S TRANSFER AGENT, FOR ASSISTANCE COMPLETING THIS FORM.

You are responsible for confirming that this Notice is received timely. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Fund.

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

Fund Name: _______________________________________________________________________________

Adviser Name: _____________________________________________________________________________

Adviser Telephone #: ________________________________________________________________________

The undersigned represents that the undersigned is the beneficial owner of the units in the Fund to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing unit holder.

Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date